As filed with the Securities and Exchange Commission on December 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RELIANCE GLOBAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	46-3390293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Blvd. of the Americas, Suite 105

Lakewood, New Jersey 08701

(732) 380-4600

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

RELIANCE GLOBAL GROUP, INC. 2023 Equity Incentive Plan

(Full title of the Plans)

Mr. Ezra Beyman

Chief Executive Officer

300 Blvd. of the Americas, Suite 105

Lakewood, New Jersey 08701

(732) 380-4600

(Name, address and telephone number of agent of service)

with copies to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony L.G., PLLC

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

(561) 514-0936

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Reliance Global Group, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 800,000 shares of common stock, par value $0.086 per share (the “Common Stock”), to be offered and sold under the Registrant’s 2023 Equity Incentive Plan (hereinafter referred to as the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. The Commission file number for the documents incorporated by reference in this prospectus is 001-40020. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 31, 2023 and Amendment No. 1 to our Annual Report on Form 10-K/A filed with the Commission on August 10, 2023;

●	Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2022, filed with the Commission on May 18, 2023;

●	Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2022, filed with the Commission on May 18, 2023;

●	Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2022, filed with the Commission on May 18, 2023;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 18, 2023;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 10, 2023;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the Commission on November 11, 2023;

●	Our Current Reports on Form 8-K, filed with the Commission on May 18, 2023, May 24, 2023, July 7, 2023, August 8, 2023, August 10, 2023, October 4, 2023, November 13, 2023, November 16, 2023 and November 20, 2023;

●	our definitive Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed with the SEC on October 4, 2023; and

●	The description of our common stock set forth in our registration statement on Form S-3, filed with the Commission on October 27, 2023, including any amendments thereto or reports filed for the purposes of updating this description.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

The Registrant’s articles of incorporation, as amended, and bylaws provide that it has the power to indemnify its directors, officers, employees and agents to the full extent permitted by the FBCA if in the judgment of the entire board of directors (excluding from such majority any director under consideration for indemnification), the criteria set forth in Sec. 607.0851(1) or (2) of the FBCA have been met.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Registrant has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors or officers, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA.

If the FBCA Law is amended to expand further the indemnification permitted to indemnitees, then the Registrant shall indemnify such persons to the fullest extent permitted by the FBCA, as so amended.

Registrant’s obligation to provide indemnification under its bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by Registrant or any other person.

Registrant’s bylaws shall be deemed to be a contract between Registrant and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of Registrant, or is or was serving, or has agreed to serve, at its request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of the Registrant’s bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2021 (File Number 001-40020))

4.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2021 (File Number 001-40020))

4.3	Articles of Amendment to the Articles of Incorporation of Registrant dated February 3, 2021 (incorporated herein by reference to Exhibit 3.9 to Amendment No. 4 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 5, 2021 (SEC File No. 333-249381)).

4.4	Articles of Amendment to the Articles of Incorporation of Reliance Global Group, Inc. dated December 23, 2021 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2022 (SEC File No. 001-40020)).

4.5	Articles of Amendment to the Articles of Incorporation of Registrant dated February 16, 2023 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2023 (SEC File No. 001-40020)).

5.1*	Opinion of Anthony L.G., PLLC

23.1*	Consent of Mazars USA, LLP, Independent Registered Public Accounting Firm

23.2*	Opinion of Anthony L.G., PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

99.1	Registrant’s 2023 Equity Incentive Plan adopted on August 10, 2023 (incorporated by reference to Appendix I to the Registrant’s Definitive Proxy Statement (File Number 001-40020) filed with the Securities and Exchange Commission on October 4, 2023).

107*	Calculation of Filing Fee Table

*	Filed herewith

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of New Jersey, on the 6th day of December, 2023.

RELIANCE GLOBAL GROUP, INC.

By:	/s/ Ezra Beyman
Ezra Beyman
Chief Executive Officer and Chairman of the Board

POWERS OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Ezra Beyman and William Lebovics, and each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ezra Beyman	Chief Executive Officer and Executive Chairman and Director	December 6, 2023
Ezra Beyman	(Principal Executive Officer)

/s/ Joel Markovits	Chief Financial Officer	December 6, 2023
Joel Markovits	(Principal Financial and Accounting Officer)

/s/ Alex Blumenfrucht	Director	December 6, 2023
Alex Blumenfrucht

/s/ Sheldon Brickman	Director	December 6, 2023
Sheldon Brickman

/s/ Ben Fruchtzweig	Director	December 6, 2023
Ben Fruchtzweig

/s/ Scott Korman	Director	December 6, 2023
Scott Korman